Exhibit 99.1

ON SEMICONDUCTOR WITHDRAWS FROM PROPOSAL TO ACQUIRE ATMEL

Microchip Intends to Evaluate its Potential Alternatives following
ON Semiconductor’s Withdrawal

Phoenix and Chandler, Arizona, November 18, 2008 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that it is withdrawing from its joint proposal with Microchip Technology Incorporated (NASDAQ: MCHP) to acquire Atmel Corporation (NASDAQ: ATML).

Keith Jackson, President and Chief Executive Officer of ON Semiconductor said, “While we believe that Atmel’s Nonvolatile Memory and RF and Automotive businesses would be an attractive strategic acquisition, we have decided to withdraw from the proposal due to the unforeseen deterioration in the semiconductor market since we announced our proposal as well as the unprecedented weakness in the financial markets.”

Steve Sanghi, President, Chief Executive Officer and Chairman of Microchip said, “We are disappointed that difficult semiconductor industry and financial market conditions have resulted in ON Semiconductor withdrawing from our joint proposal to acquire Atmel.  As a result of ON Semiconductor’s withdrawal, Microchip must also withdraw its $5 per share offer for Atmel.  However, Microchip intends to evaluate its potential alternatives for pursuing a transaction without ON Semiconductor.”

Forward Looking Statements
Statements in this press release, including those regarding Microchip’s continued evaluation of its potential alternatives for pursuing a transaction without ON Semiconductor, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate”, “believe”, “expect”, “intend”, “estimate” (and the negative of any of these terms), “future” and similar expressions help identify forward looking statements.  These forward looking statements are subject to business and economic risk and reflect the current expectations of Microchip’s management, and involve subjects that are inherently uncertain and difficult to predict.  Actual results could differ materially from these forward-looking statements because of factors such as: the possibility that Microchip will not continue to pursue a transaction with Atmel evaluating its potential alternatives for pursuing a transaction without ON Semiconductor; the possibility that any future proposal by Microchip to acquire Atmel will be rejected by Atmel’s board of directors or shareholders; the possibility that, even if Microchip commences a future proposal to acquire Atmel, Microchip will be unable to reach agreement on the terms of the sale of certain Atmel assets with third parties, Microchip will not be able to satisfy closing conditions in any definitive agreement, or the transaction will not close or that the closing may be delayed; the effect of the announcement of any proposal on each of Microchip’s and Atmel’s strategic relationships, operating results and businesses generally, including the ability to retain key employees; Microchip’s ability to successfully integrate Atmel’s operations and employees; general economic conditions; and other factors described in Microchip’s SEC filings (including Microchip’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008).  If any of these risks or uncertainties materialize, Microchip may not continue to pursue a transaction with Atmel, any proposed acquisition may not be consummated, the potential benefits of any acquisition may not be realized, Microchip’s and/or Atmel’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements.  All information in this press release is as of November 18, 2008.  Microchip undertakes no duty to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information
This communication is for informational purposes only and does not constitute an offer to buy any securities or a solicitation of any vote or approval or a solicitation of an offer to sell any securities.  MICROCHIP MAY FILE A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) RELATING TO MICROCHIP’S POSSIBLE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF ATMEL FOR USE AT THE 2009 ANNUAL MEETING OF SHAREHOLDERS.  ALL ATMEL SHAREHOLDERS ARE URGED TO READ ANY SUCH PROXY STATEMENT FILED WITH THE SEC CAREFULLY IN ITS ENTIRETY WHEN AND IF IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

SHAREHOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF ANY SUCH PROXY STATEMENT FILED WITH THE SEC BY MICROCHIP AT WWW.MICROCHIP.COM AND THROUGH THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.  FREE COPIES OF ANY SUCH PROXY STATEMENT CAN ALSO BE OBTAINED BY DIRECTING A REQUEST TO MICROCHIP’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC. AT (650) 798-5206.

Microchip and its directors and executive officers and other persons could be deemed to be participants in the solicitation of proxies from shareholders of Atmel in connection with the election of directors and other matters.  As of the date hereof, Microchip beneficially owns approximately 4.4% of Atmel’s outstanding common stock.  Information regarding Microchip’s directors and executive officers is available in Microchip’s SEC filings (including Microchip’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and its Proxy Statement for its 2008 Annual Meeting of Shareholders).  Other information regarding the participants in any proxy solicitation and a description of their direct and indirect interests will be contained in any Proxy Statement filed by Microchip with the SEC when and if it becomes available.

About Microchip Technology
Microchip Technology Incorporated (NASDAQ: MCHP) is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona.  Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit Microchip’s website at www.microchip.com.

About ON Semiconductor
With its global logistics network and strong product portfolio, ON Semiconductor Corporation (NASDAQ: ONNN) is a preferred supplier of high performance, energy efficient, silicon solutions to customers in the power supply, automotive, communication, computer, consumer, medical, industrial, mobile phone, and military/aerospace markets. The company’s broad portfolio includes power, analog, DSP, mixed-signal, advance logic, clock management, non-volatile memory and standard component devices. Global corporate headquarters are located in Phoenix, Arizona. The company operates a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

Microchip Investor Contacts:	ON Semiconductor Investor Contacts:
MacKenzie Partners	Ken Rizvi
Amy Bilbija	(602) 244-3437
(650) 798-5206	ken.rizvi@onsemi.com
abilbija@mackenziepartners.com

Microchip Media Contacts:	ON Semiconductor Media Contacts:
Sard Verbinnen & Co	Anne Spitza
David Reno	(602) 244-6398
(212) 687-8080	anne.spitza@onsemi.com
dreno@sardverb.com
Andrew Cole or Ron Low
(415) 618-8750
acole@sardverb.com / rlow@sardverb.com

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